FANTEX, HOLDINGS, INC.

June 15, 2012

Ted Monohon

San Jose, CA

Re: Employment Terms

Dear Ted:

Fantex Holdings, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment in the exempt position of Vice President, Corporate Controller, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive of the Company. You will report to David Mullin, the Chief Financial Officer of the Company and will be headquartered in our facility located in San Francisco.

You will be paid at the annual rate of $130,000.00, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company's standard payroll policies to (subject to required tax withholding and other authorized deductions). This initial annual salary will be subject to review and potential adjustment if, and when, the Company raises an additional round of funding.

You shall be eligible to participate in the Company's basic employment benefits generally available to senior management and all Company employees, as may exist now or in the future. You shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit ofits employees or executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other executive officers of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

Upon commencement of your employment pursuant to this letter and subject to the approval of the Company's Board of Directors, the Company will issue to you 35,000 shares of the Company's common stock, par value $0.0001 (such shares, the "Shares," and the date you commence employment hereunder,  the "Vesting Commencement Date").  One hundred

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percent (100%) of the Shares will be subject to a repurchase option in favor of the Company (such shares, the "Unvested Shares"). So long as you continue to provide continuous service to the Company, 729 (1/48) of the Unvested Shares will be released from the Company’s repurchase option each month following the Vesting Commencement Date, so that 100% of the

Unvested Shares shall be released from the Company's repurchase option on the 48th month following the Vesting Commencement Date.  The Shares shall otherwise be subject to the terms and conditions of a restricted stock purchase agreement to be entered between you and the Company.

As a condition of employment, you will be required to sign and comply with a  Confidential Information and Invention Assignment Agreement, a copy of which is attached  hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information , sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and  provide satisfactory proof of your identity as required by United States law. Your employment is further subject to satisfactory completion of a background check.  By signing below, you   represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality   of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate  any such duty.

Notwithstanding any of the above, your employment with the Company is "at will". This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company or by a duly authorized member of the Board.

If you accept this offer, this letter and the Confidential Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Invention Assignment Agreement or contrary to those contained in this letter or the Confidential Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

(signature page follows)

Please sign and date this letter, and return it to me by June 20, 2012 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Fantex Holdings, Inc.

By:/s/ David Mullin Name: David Mullin

Title:  Chief Financial Officer

Accepted by:

/s/ Ted Monohon

6/16/2012

Date